                                                                    Exhibit 10b1









                    ----------------------------------------

                          MASTER TRANSACTION AGREEMENT
                    ----------------------------------------


                                      AMONG

                               V&S VIN & SPRIT AB,


                    THE ABSOLUT SPIRITS COMPANY, INCORPORATED


                        JIM BEAM BRANDS WORLDWIDE, INC.,



                               JIM BEAM BRANDS CO.

                                       AND

                              FORTUNE BRANDS, INC.



                    ----------------------------------------

                                 March 20, 2001
                    ----------------------------------------

          THIS MASTER TRANSACTION AGREEMENT dated as of March 20, 2001, by and among V&S Vin & Sprit AB, an AKTIEBOLAG organized and existing under the laws of Sweden ("V&S"), The Absolut Spirits Company, Incorporated, a corporation organized and existing under the laws of the State of Delaware, and a wholly-owned subsidiary of V&S ("ASCI"), Jim Beam Brands Worldwide, Inc., a corporation organized and existing under the laws of the State of Delaware ("JBBW" and, together with its Subsidiaries, "BEAM"), Jim Beam Brands Co., a corporation organized and existing under the laws of the State of Delaware, and a wholly-owned subsidiary of JBBW ("JBBCo.") and Fortune Brands, Inc., a corporation organized and existing under the laws of the State of Delaware, and the ultimate parent company of JBBW and JBBCo. ("FORTUNE") (individually, a "PARTY," and collectively, the "PARTIES").

                               W I T N E S S E T H

          WHEREAS, V&S is in the business of producing vodka in Sweden under the brand names ABSOLUT COUNTRY OF SWEDEN VODKA, ABSOLUT COUNTRY OF SWEDEN PEPPAR, ABSOLUT COUNTRY OF SWEDEN CITRON, ABSOLUT COUNTRY OF SWEDEN KURANT, ABSOLUT COUNTRY OF SWEDEN MANDRIN, as well as a number of additional wines and spirits (directly or through its subsidiaries);

          WHEREAS, the V&S Products currently are principally distributed in the Territory (as defined herein) and throughout the rest of the world ("ROW") by The Seagram Company Ltd. and its affiliates ("SEAGRAM") and other distributors;

          WHEREAS, Beam is in the business of producing and/or distributing wines, spirits and cordials, including Jim Beam bourbon, which currently are distributed in the Territory by Beam and throughout the ROW principally by Maxxium Worldwide B.V., a Dutch limited liability company in which JBBW currently holds a membership interest ("MAXXIUM");

          WHEREAS, JBBW and JBBCo. have established Future Brands LLC, a Delaware limited liability company (the "DISTRIBUTION NETWORK VEHICLE" or "DNV"), for the purpose of segregating Beam's distribution operations and assets within the Territory as a means of facilitating possible alliances with respect to the distribution of wine and spirits products within the Territory;

          WHEREAS, V&S has formed ASCI with a view to ASCI acting as importer of record and distributor of the V&S Products in the Territory following the conclusion of V&S's arrangements with Seagram;

          WHEREAS, ASCI has commenced taking the necessary steps to establish operations as an importer and distributor of alcoholic beverages within the United States;

          WHEREAS, ASCI would like to obtain, and Beam would like to provide, access to Beam's existing distribution network to facilitate ASCI's role as distributor of the V&S Products in the Territory on a cost-efficient and market-effective basis through the formation of an alliance with Beam;

          WHEREAS, such access will be provided by ASCI acquiring an interest in the Distribution Network Vehicle and the Parties entering into certain agreements as contemplated hereby;

          WHEREAS, on or following the closing of the foregoing transactions (the "US TRANSACTIONS"), V&S may purchase an equity interest in JBBW;

          WHEREAS, simultaneously with, and as a condition to, the closing of the US Transactions, V&S will purchase a 25% membership interest in Maxxium and contract with Maxxium for the distribution of the V&S Products (subject to certain exceptions) throughout the ROW (the "MAXXIUM TRANSACTIONS");

          WHEREAS, until ASCI has obtained all necessary licenses and approvals and otherwise accomplished all steps necessary to commence purchasing the V&S Products for resale by ASCI in the Territory and, pending such development and the closing of the transactions described above, Beam has agreed to act as distributor and importer of record in the Territory in respect of the V&S Products on an interim basis pursuant to the Interim Distribution Agreement; and

          WHEREAS, the purpose of this Agreement is to set forth the steps the Parties have agreed upon to facilitate the foregoing.

          NOW, THEREFORE, the Parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

          Section 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

          "ADMINISTRATIVE SERVICES AGREEMENT" means the Administrative Services Agreement, dated the date hereof, between DNV and JBBCo.

          "AFFILIATE" means, with respect to any specified Person, any other Person that directly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

          "AGENCY BRANDS" means wine, spirit and other alcoholic beverage product brands owned by Persons other than Beam and V&S and their respective Affiliates.

          "AGREEMENT" means this Master Transaction Agreement, as executed by the Parties hereto and as amended from time to time, together with all exhibits and schedules hereto.

          "AMP EXPENSES" means advertising, marketing and promotional expenses.

          "BASIC AGREEMENTS" means (i) this Agreement, (ii) the Interim Distribution Agreement, (iii) the JBBCo. Distribution Services Agreement, (iv) the ASCI Distribution Services Agreement, (v) the Administrative Services Agreement, (vi) the DNV LLC Agreement, (vii) the DNV Purchase Agreement, (viii) the JBBW Subscription Agreement, (ix) the JBBW Shareholders Agreement, (x) the Supplemental Agreement, (xi) the Occupancy Agreement, (xii) the Employee Matters Agreement, (xiii) the Tax Sharing Agreement, (xiv) the JBBW Series A-1 Certificate of Designations, (xv) the terms of the Series A Common Stock attached as Exhibit B to the JBBW Subscription Agreement, (xvi) the Marketing Services Agreement and (xvii) any other agreement executed contemporaneously herewith that specifically refers to itself as a "Basic Agreement".

          "BEAM DISCLOSURE SCHEDULE" has the meaning specified therefor in
Section 4.01.

          "BEAM INDEMNIFIED PARTIES" has the meaning specified therefor in
Section 7.02(a).

          "CLOSING" has the meaning specified therefor in Section 3.01(a).

          "CLOSING DATE" has the meaning specified therefor in Section
3.01(a).

          "CODE" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

          "COMMON STOCK" means the common stock, par value $1.00 per share, of JBBW and shall include the Series A Common Stock.

          "CONTROL" means, with respect to any Person, the power to control, directly or indirectly, the direction of the management and policies of a Person, whether such power is effected through ownership of shares or other securities, by contract, by proxy or otherwise; for the avoidance of doubt, the ownership of more than fifty percent (50%) of such Person by another Person, or the ability of another Person to appoint or elect more than fifty percent (50%) of the board of directors or other equivalent governing board of such Person shall constitute an example of Control of such Person.

          "CONTROLLED AFFILIATE" means an Affiliate over which a Person exercises Control; for the avoidance of doubt, a Controlled Affiliate includes a Person in which another Person owns a majority of the voting equity power of such Person.

          "DISPUTE" has the meaning specified therefor in Section 10.01.

          "DISTRIBUTION NETWORK VEHICLE" or "DNV" means that certain limited liability company formed by JBBW and JBBCo. on December 22, 2000 under the laws of the State of Delaware having its principal place of business in Deerfield, Illinois.

          "EMPLOYEE MATTERS AGREEMENT" means the Employee Matters Agreement, dated the date hereof, among the parties thereto.

          "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, easement, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

          "ENVIRONMENTAL LAWS" means any applicable federal, state, local, municipal or foreign, international, provincial, multinational, supranational law, common law, treaty, statute, constitution, code, ordinance, doctrine, rules, regulations, order, decree, judgment, injunction, permit or license relating to public and worker health and safety or to the indoor or outdoor environment, natural resources or living organisms or activities or conditions relating thereto, including, without limitation, those relating to the generation, handling, storage, disposal, transportation, or release or threatened release of Hazardous Materials.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "FORTUNE DISCLOSURE SCHEDULE" has the meaning specified therefor in
Section 4.03.

          "FORTUNE SEC REPORTS" means the Annual Report on Form 10-K for Fortune for the year ended December 31, 2000 and any filings made by Fortune subsequent thereto under the Exchange Act.

          "GOVERNMENTAL AUTHORITY" means any international, supranational, national, provincial, state, municipal or local government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

          "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "HAZARDOUS MATERIALS" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          "INDEMNIFIED PARTY" has the meaning specified therefor in Section
7.03.

          "INDEMNIFYING PARTY" has the meaning specified therefor in Section
7.03.

          "INTELLECTUAL PROPERTY" means collectively: (x) all U.S. and non-U.S.
(i) trade names, trade dress, trademarks, service marks, assumed names, business names and logos, internet domain names and URLs and all registrations and applications therefor, (ii) copyrights (including, without limitation, those in computer software and databases), and all registrations and applications therefore, (iii) utility and design patents, registered designs and invention disclosures, and all grants, registrations, and applications therefor; and (y)
(i) all trade secrets and, to the extent confidential, all inventions, processes, formulae, know-how, concepts, ideas, research and development, designs, business plans, strategies, marketing and other information and customer lists, and (ii) all rights of publicity.

          "JBBCo. DISTRIBUTION SERVICES AGREEMENT" means the Distribution Services Agreement, dated the date hereof, between JBBCo. and DNV.

          "JBBW SERIES A CERTIFICATE OF DESIGNATIONS" means the JBBW Series A-1 Certificate of Designations together with any future certificates of designations governing the rights and preferences of any subseries of Series A Preferred Stock other than Series A-1 Preferred Stock.

          "JBBW SERIES A-1 CERTIFICATE OF DESIGNATIONS" means the certificate of designations in respect of the Series A-1 Preferred Stock, setting forth the rights, privileges and obligations of the holders of the Series A-1 Preferred Stock, substantially in the form of Exhibit A hereto.

                  "JBBW SHAREHOLDERS AGREEMENT" means the Shareholders Agreement between Fortune and V&S relating to the governance of JBBW and the rights of its shareholders, in all substantive respects in the form of Exhibit B hereto.

          "JBBW SUBSCRIPTION AGREEMENT" means the Stock Purchase Agreement, dated the date hereof, between Fortune, JBBW and V&S in respect of, among other things, the purchase by V&S of 111 shares of Series A-1 Preferred Stock.

          "KNOWLEDGE" means the actual (and not any imputed) knowledge of the executive officers of JBBW, JBBCo., V&S, or ASCI, as the case may be.

          "LAW" means any international, supranational, national, state, provincial, municipal, federal or local statute, law (including common law), treaty, ordinance, regulation, rule, code, order, judgment or decree and any Environmental Law.

          "LIABILITY" means any liability or obligation of any kind, character or description, whether known or unknown, accrued, absolute, contingent or otherwise and whether arising in strict liability, negligence or otherwise.

          "LOSSES" has the meaning specified therefor in Section 7.01(a).

          "MATERIAL ADVERSE CHANGE" means any change or circumstance affecting a relevant Person resulting in a Material Adverse Effect on such Person.

          "MATERIAL ADVERSE EFFECT" means any effect on a Person that, individually or in the aggregate with any other circumstances, changes in, or effects on, such Person: (a) is, or is reasonably expected to be, materially adverse to the business, operations, or financial condition of such Person taken as a whole, (b) materially and adversely affects the ability of such Person to conduct its business substantially in the manner in which it is currently operated, or (c) would materially and adversely affect the ability of such Person to consummate the transactions contemplated by this Agreement and the other Basic Agreements to which such Person is a party.

          "MAXXIUM" has the meaning specified therefor in the Recitals.

          "MAXXIUM TRANSACTIONS" has the meaning specified therefor in the Recitals.

          "OBLIGATIONS" has the meaning specified therefor in Section 6.12.

          "OCCUPANCY AGREEMENT" means the Occupancy Agreement, dated the date hereof, between DNV and JBBCo.

          "OFFICERS' CERTIFICATE" means a certificate signed by the Chief Financial Officer or other senior officer of the Person whose certificate is so required.

          "PERSON" means any individual, partnership, limited liability company, firm, corporation, company, association, trust, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof or other entity.

          "ROW" has the meaning specified therefor in the Recitals.

          "RULES" has the meaning specified therefor in Section 10.02.

          "SEAGRAM" has the meaning specified therefor in the Recitals.

          "SEC" means the United States Securities and Exchange Commission.

          "SERIES A COMMON STOCK" means the Series A Common Stock, par value $1.00 per share, of JBBW having the rights set forth on Exhibit B to the JBBW Subscription Agreement.

          "SERIES A PREFERRED STOCK" means the Series A-1 Preferred Stock of JBBW together with any other subseries of Series A Preferred Stock issued under one or more certificates of designations.

          "SERIES A-1 PREFERRED STOCK" means the Series A Convertible Preferred Stock, par value $1.00 per share, of JBBW issued under the JBBW Series A-1 Certificate of Designations.

          "SUB-DISTRIBUTION AGREEMENT" has the meaning specified therefor in
Section 2.02(a)(v).

          "SUBSIDIARY" means, with respect to any Person, any other Person Controlled by such Person excluding DNV.

          "SUPPLEMENTAL AGREEMENT" means the Supplemental Agreement, in all substantive respects, in the form approved by the Parties hereto on the date hereof.

          "TAX SHARING AGREEMENT" means the Tax Sharing Agreement between Fortune and JBBW, in all substantive respects, in the form of Exhibit C to the JBBW Subscription Agreement.

          "TAXES" (or "TAX" as the context may require) means all federal, state, county, local, foreign and other taxes, levies, imposts, fees and other charges, including, without limitation, gross and net income taxes, gross receipts, payroll, withholding, license, unemployment, premium and excise taxes, real and personal property taxes, capital, net worth and franchise taxes, value added, severance, sales, use, transfer and registration taxes, alternative and add-on minimum taxes, estimated taxes and any and all other taxes and similar governmental charges of any kind whatsoever, including interest, penalties and additions to tax with respect thereto, whether disputed or not.

          "TERM" has the meaning specified therefor in Section 8.01.

          "TERRITORY" means the United States of America, its territories and possessions (other than Puerto Rico), and United States military bases (wherever the same may be located), whether tax-paid or duty free, including, without limitation, duty-free shops, and flights, cruises or trains originating in the United States of America, ship chandlers, embassies, consulates, and all other clients who obtain their supplies in the United States of America.

          "UNITED STATES OF AMERICA" means the 50 states of the United States of America and the District of Columbia.


          "US DOLLARS" and "US$" means the lawful currency of the United States of America.

          "US TRANSACTIONS" has the meaning specified therefor in the Recitals.

          "V&S DISCLOSURE SCHEDULE" has the meaning specified therefor in
Article V.

                  "V&S DISTRIBUTION AGREEMENT" has the meaning specified therefor in Section 2.02(a)(iv).

          "V&S INDEMNIFIED PARTIES" has the meaning specified therefor in
Section 7.01(a).

          Notwithstanding the foregoing, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Supplemental Agreement.

                                   ARTICLE II

                         PURPOSE AND SCOPE OF AGREEMENT

          Section 2.01. ACQUISITION OF INTEREST IN DNV.

          (a) PURCHASE OF MEMBERSHIP INTEREST IN DNV BY ASCI. Simultaneous herewith, ASCI, JBBW and JBBCo. shall enter into the DNV Purchase Agreement under the terms of which, upon the fulfillment of the conditions precedent contained therein, at the Closing, ASCI shall acquire a 49% membership interest in DNV from JBBCo. for an aggregate purchase price of US$270 million, payable in full at the Closing. Contemporaneously therewith at the Closing, JBBW, JBBCo. and ASCI shall execute and deliver the DNV LLC Agreement. The terms of such acquisition shall be as set forth in the DNV Purchase Agreement, and the respective rights of the members of DNV shall be as set forth in the DNV LLC Agreement.

          (b) SCOPE AND LIMITATION. DNV shall operate as a distribution company and shall engage only in (i) the provision of services in respect of the distribution of Beam Products and V&S Products, (ii) the distribution of the Existing Agency Brands and (iii) the distribution of such other Agency Brands as shall be agreed by the members of DNV from time to time in accordance with the Supplemental Agreement, it being understood that DNV may outsource to JBBCo. certain administrative functions in accordance with the terms of the Administrative Services Agreement.

          (c) ADMINISTRATIVE SERVICES AGREEMENT. Simultaneous herewith, DNV and JBBCo. will enter into the Administrative Services Agreement and the Occupancy Agreement, each of which shall become effective on the respective dates provided therein.

          Section 2.02. GENERAL DISTRIBUTION ARRANGEMENTS.

          (a) DISTRIBUTION AGREEMENTS.

          (i) Simultaneous herewith, V&S and JBBCo. shall enter into the Interim Distribution Agreement, which shall become effective on the date provided therein.

          (ii)      Intentionally Omitted.

          (iii) Simultaneous herewith, JBBCo. and DNV shall enter into the JBBCo. Distribution Services Agreement which shall become effective upon the transfer of the DNV Assets to DNV in accordance therewith.

          (iv) On or prior to the date of the actions referred to in clause (iv) below, V&S and ASCI shall enter into a distribution agreement (the "V&S DISTRIBUTION AGREEMENT") under the terms of which ASCI shall act as the exclusive importer of record and distributor in the Territory for all of the V&S Products.

          (v) As soon as practicable following the Closing, and at such time as ASCI has licenses and permits in a sufficient number of jurisdictions in the Territory to warrant, in its judgment, such action: (A) ASCI shall enter into the V&S Distribution Agreement pursuant to which it will act as importer of record of V&S Products throughout the Territory; (B) ASCI shall enter into the ASCI Distribution Services Agreement to secure DNV's services in respect of the sale by ASCI of V&S Products into such jurisdictions as to which ASCI has secured the required licenses and permits; (C) the Interim Distribution Agreement shall be terminated and (D) if ASCI shall not yet have obtained the required licenses and permits in respect of one or more jurisdictions in the Territory, ASCI shall enter into a sub-distribution agreement (the "SUB-DISTRIBUTION AGREEMENT") with JBBCo. pursuant to which JBBCo. shall act as distributor of such products in such jurisdictions in the Territory pursuant to the terms of the ASCI Sub-Distribution Agreement. ASCI and JBBCo. intend that thereafter, as ASCI acquires required licenses and permits in remaining jurisdictions enabling it to act itself as distributor therein, unless other arrangements between ASCI and JBBCo. are necessary with respect to specific jurisdictions, ASCI shall so act and the Sub-Distribution Agreement shall be modified to exclude such jurisdictions from its scope. At such other date as V&S may request, JBBCo. will enter into a distribution agreement with the producer of Plymouth Brands Gin, substantially similar in form to the Interim Distribution Agreement under which JBBCo. will perform the distributive functions. Such agreement will terminate on the date of termination of the Interim Distribution Agreement.

          (b) WHOLESALERS. Pending the Closing, JBBCo. shall continue in its contracts with wholesalers in respect of the sale of the Beam Products. As of the Closing Date, ASCI shall have designated all of its wholesalers, and may have entered into contracts with certain of them, for the distribution of the V&S Products (anticipated generally to be the same as the wholesalers handling the V&S Products prior to the date hereof). In markets within the Territory in which ASCI and Beam do not share a common wholesaler, Beam and ASCI shall have jointly determined as of the Closing through good faith discussions whether to use (i) Beam's wholesaler, (ii) the wholesaler previously handling V&S Products or (iii) each its own wholesaler; PROVIDED, that in the event the Parties are unable to agree on a wholesaler(s) with respect to a particular market(s), each Party shall then determine which wholesaler(s) to use with respect to its own products.

          (c) AMP EXPENSES. The Parties agree that (1) from the effective date of the JBBCo. Distribution Services Agreement, JBBCo. shall be responsible for its own AMP Expenses in support of the Beam Products, (2) from the effective date of the Interim Distribution Agreement until the effective date of the ASCI Distribution Services Agreement, JBBCo. shall be responsible for the AMP Expenses in support of the V&S Products and JBBCo. will subcontract AMP services in support of the V&S Products to ASCI pursuant to a marketing services agreement to be negotiated in good faith and entered into by such parties effective as of the effective date of the Interim Distribution Agreement; and
(3) from the effective date of the ASCI Distribution Services Agreement, ASCI shall be responsible for its own AMP Expenses in support of the V&S Products. Each of Beam and ASCI shall reimburse DNV for any approved AMP Expenses incurred by DNV on such party's behalf, respectively; PROVIDED, HOWEVER, that DNV shall be responsible for the costs of field sales marketing execution and similar expenses, and such other expenses as are approved by the DNV Board by unanimous vote. V&S, ASCI and Beam shall be free to make such AMP expenditures, in respect of global brand imaging and otherwise, in support of their respective products as they shall deem appropriate.

          (d) EXISTING AGENCY BRANDS. Beam will use commercially reasonable efforts to assign and transfer or cause to be assigned and transferred, as of the Closing Date, its existing distribution agreements in respect of Existing Agency Brands to DNV, provided that, any such distribution agreements not assigned to DNV on or as of the Closing Date shall be assigned and transferred in accordance with and subject to Section 2.01(c)(iii) of the Supplemental Agreement.

          Section 2.03. MANAGEMENT AND OPERATIONS.

          (a) BOARD OF MANAGERS. The Parties agree that, subject to the specific provisions of the DNV LLC Agreement, for as long as Beam holds majority ownership of DNV, the DNV Board of Managers shall consist of five (5) members, three (3) of whom shall be designated by Beam and two (2) of whom shall be designated by ASCI. The DNV Board's authority and key responsibilities shall be as provided in the DNV LLC Agreement.

          (b) INITIAL OFFICERS. The Parties shall cause their respective DNV Board members to appoint Michael P. Donohoe as DNV's first Chief Executive Officer and James Colletti as DNV's first Chief Financial Officer. Thereafter, the appointment or removal of either the Chief Executive Officer or Chief Financial Officer shall be by unanimous decision of the DNV Board and as otherwise provided in the DNV LLC Agreement.

          (c)  SALES AND DISTRIBUTION MANAGEMENT TEAM AND EMPLOYEES.

               (i) TRANSFER. JBBCo. and DNV shall take all actions necessary for DNV to offer employment to, and shall use commercially reasonable efforts for DNV to hire and become the sole employer of, all individuals listed on Schedule 2.01 to the

     Employee Matters Agreement (the "TRANSFERRED EMPLOYEES") on a date within 30 days of the date hereof (the "TRANSFER DATE"). At any time during the one year period beginning on the Transfer Date, JBBCo. shall not retain the employment of, and neither Fortune nor any Affiliate shall hire, any Transferred Employee who declines to accept the offer of employment by DNV pursuant to this Section 2.03(c)(i). As of the Closing, JBBCo. will have transferred the DNV Assets pursuant to documentation reasonably acceptable to V&S, which documentation shall provide that Fortune shall be responsible for any applicable transfer and similar taxes relating thereto. Subject to
     Section 2.03(b) above and the provisions of the DNV LLC Agreement, the DNV Board may replace the management team members as it deems appropriate. Each of Fortune, JBBW and JBBCo. represent and warrant to V&S and ASCI that the DNV Assets to be transferred to DNV will include all personnel (who accept employment with DNV as provided in this Section 2.03(c)) and assets of Beam that primarily perform or relate to the respective functions described in the definition of DNV Assets, except for the Dual Personnel and Assets.

               (ii) RESPONSIBILITIES OF SALES AND DISTRIBUTION MANAGEMENT TEAM AND EMPLOYEES. The key responsibilities of the sales and distribution management team and employees shall be as determined by the DNV Board from time to time in accordance with the DNV LLC Agreement and shall include, but not be limited to:

               - account sales coverage, on-premise event management, field promotion;

               -    working to co-ordinate field sales marketing efforts; and

               -    resolution of field issues through appropriate channels.

          (d) MARKETING AND PROMOTION. The Parties agree that each of JBBCo. and ASCI shall perform their respective marketing and promotion functions, to the extent deemed desirable by the Parties, in coordination with DNV as provided in each such Party's distribution services agreement with DNV and the DNV LLC Agreement. Such functions shall include, but not be limited to:

               -    Brand strategy (including price strategy);

               -    Consumer media advertising;

               -    Retail and trade advertising;

               -    National point-of-sale;

               -    National on-premise programs;

               -    Regional marketing;

               -    National account marketing;

               -    Military marketing; and

               -    Research.

          Section 2.04. EQUITY INVESTMENT BY V&S IN JBBW. Simultaneous herewith, Fortune, JBBW and V&S shall enter into the JBBW Subscription Agreement under the terms of which at the Closing, V&S shall purchase 111 shares of Series A Preferred Stock representing 10% of the voting power and value of the issued and outstanding voting capital stock of JBBW on a fully diluted basis, and shall receive a Purchase Right (as defined in the JBBW Subscription Agreement) to purchase Series A Preferred Stock representing up to an additional 9.9% of the voting power and value of the issued and outstanding voting capital stock of JBBW on a fully diluted basis (subject to automatic conversion as provided in the terms of the JBBW Series A-1 Certificate of Designations). The terms of such purchase shall be as set forth in the JBBW Subscription Agreement, and the respective rights of the stockholders of JBBW shall be as set forth in the JBBW Shareholders Agreement.

          Section 2.05. EMPLOYEE MATTERS AGREEMENT. Simultaneous herewith, Fortune, JBBW, JBBCo., DNV and ASCI shall enter into the Employee Matters Agreement.

                                  ARTICLE III

                        CLOSING AND CONDITIONS TO CLOSING

          Section 3.01. CLOSING.

          (a) Upon the terms and subject to the conditions of this Agreement, the Subscription Agreement and the DNV Purchase Agreement, the closing of the transactions contemplated by this Agreement and the other Basic Agreements shall take place at a closing (the "CLOSING") to be held at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, on the fifth business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in this Article III, or at such other time and place as the parties may agree upon in writing (the day on which the Closing takes place being the "CLOSING DATE").

          (b)  At the Closing, the following transactions will be completed:

               (i)  the concurrent closing of the Maxxium Transactions;

               (ii) ASCI shall transfer US$270 million in immediately available funds to a bank account designated by JBBCo. in exchange for a 49% membership interest in DNV, and JBBCo. shall execute and deliver a certificate acknowledging the transfer of such 49% membership interest to ASCI, all in accordance with and pursuant to the DNV Purchase Agreement;

               (iii) JBBW, JBBCo. and ASCI shall execute the DNV LLC Agreement, which shall reflect ASCI's ownership of a 49% membership interest in DNV;

               (iv) On the date hereof, JBBCo. and DNV shall have executed the JBBCo. Distribution Services Agreement, which shall have become effective as of the date of transfer of the DNV Assets from JBBCo to DNV and shall not have been amended without ASCI's consent;

               (v) On the date hereof, JBBCo. and DNV shall have executed the Administrative Services Agreement and the Occupancy Agreement, each of which shall become effective on the date of the effectiveness of the JBBCo. Distribution Services Agreement and neither of which shall have been amended without ASCI's consent;

               (vi) JBBW shall file the JBBW Series A-1 Certificate of Designations with the Delaware Secretary of State and shall file an amendment to its Certificate of Incorporation with the Delaware Secretary of State creating the class of Series A Common Stock and increasing the number of authorized shares of Common Stock in such respective numbers of shares as shall be sufficient for the conversion of the Series A-1 Preferred Stock and Series A-1 Common Stock, respectively;

               (vii) V&S shall transfer US$375 million in immediately available funds to a bank account designated by JBBW in exchange for the Series A-1 Preferred Stock;

               (viii) JBBW shall issue to V&S a certificate evidencing the Series A-1 Preferred Stock;

               (ix) V&S and Fortune shall execute and deliver the JBBW Shareholders Agreement;

               (x) Fortune and JBBW shall execute and deliver the Tax Sharing Agreement; and

               (xi) V&S, ASCI, JBBW and JBBCo. shall execute and deliver the Supplemental Agreement.

          Section 3.02. CONDITIONS TO OBLIGATIONS OF ALL PARTIES. The obligations of the Parties to complete the Closing shall be subject to the fulfillment of the following conditions precedent:

          (a) CONSENTS AND APPROVALS. Each of the Parties (including JBBCo. on behalf of DNV) shall have received all respective consents, orders and approvals of all Governmental Authorities, officials and third parties necessary to consummate the transactions contemplated by this Agreement and the Basic Agreements (including, without limitation, those set forth in Sections 4.01(b), 4.02(b) and 4.03(b) of the Beam Disclosure Schedule and Section 5(b) of the V&S Disclosure Schedule, respectively, but excluding consents, orders and approvals of Governmental Authorities and officials required (x) for ASCI to engage in the implementation and distribution of wines and spirits into and in the Territory and (y) for DNV to act as distributor for Existing Agency Brands), without any required modifications or amendment of the terms hereof or thereof which are material to any Party, and any waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

          (b) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Agreement or the Basic Agreements.

          (c) The fulfillment of the conditions precedent set forth in Article VI of the DNV Purchase Agreement and Sections 4.15 through 4.18 of the JBBW Subscription Agreement.

          Section 3.03. CONDITIONS TO OBLIGATIONS OF V&S AND ASCI. The obligation of V&S and ASCI to complete the Closing shall be subject to the fulfillment of the following conditions precedent:

          (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS.

               (i) The representations and warranties of each of JBBW, JBBCo. and Fortune in this Agreement and the other Basic Agreements shall have been true and correct when made and shall be true and correct in all material respects as of the Closing (except those representations and warranties that are qualified by materiality or "Material Adverse Effect" which shall be true and correct in all respects), with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made only as of another specific date, which shall be true and correct in all material respects as of such date (except those representations and warranties which are qualified by materiality or "Material Adverse Effect" which shall be true and correct in all respects as of such date);

               (ii) The covenants and agreements of each of JBBW, JBBCo., and Fortune contained in this Agreement and the other Basic Agreements to be complied with on or before the Closing Date by JBBW, JBBCo., and/or Fortune shall have been complied with in all material respects; and

               (iii) Each of V&S and ASCI shall have received from each other Party an Officer's Certificate with respect to the matters set forth in clauses (i) and (ii) above.

          (b)  NO PROCEEDING OR LITIGATION. No Action shall have been commenced
(i) by or before any Governmental Authority that has had or would have a Material Adverse Effect on JBBW, JBBCo. or DNV or (ii) seeking a temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement and the other Basic Agreements.

          (c) LEGAL OPINIONS. V&S and ASCI shall have received from counsel reasonably satisfactory to V&S (it being agreed that Chadbourne & Parke LLP is satisfactory to V&S) an opinion, addressing the matters set forth on Schedule 3.03(c) hereto, in form and substance reasonably satisfactory to V&S and its counsel.

          (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, no Material Adverse Change shall have occurred relating to JBBW, JBBCo. or DNV.

          (e) RESOLUTIONS. V&S shall have received a true and complete copy, certified by the secretary or assistant-secretary of each of the other relevant Parties, of the resolutions duly and validly adopted by the Board of Directors or other relevant bodies of JBBW, JBBCo., DNV and Fortune evidencing their authorization of the execution and delivery of this Agreement and the other Basic Agreements to which they will become a Party and the consummation of the transactions contemplated hereby and thereby.

          (f) TRANSFER OF DNV ASSETS. JBBCo. shall have transferred the DNV Assets in compliance with the other provisions of this Agreement, to DNV free and clear of all Encumbrances except for liens for Taxes not yet due and payable and other imperfections of title, if any, as do not detract from the value, or interfere with the present occupancy or use, of any of the DNV Assets or otherwise materially impair the operation of JBBCo.'s or DNV's business.

          (h) MAXXIUM TRANSACTIONS. The Parties shall have closed the Maxxium Transactions.

          (i) SERIES A-1 PREFERRED STOCK CERTIFICATES. On the Closing Date, JBBW shall have delivered to V&S a certificate or certificates evidencing the 111 shares of Series A-1 Preferred Stock.

          (j) CERTIFICATE OF DESIGNATIONS. JBBW shall have filed the JBBW Series A-1 Certificate of Designations with the Delaware Secretary of State.

          (k) JBBW SHAREHOLDERS AGREEMENT. Fortune shall have executed and delivered the JBBW Shareholders Agreement.

          (l) DNV MEMBERSHIP INTEREST TRANSFER. On the Closing Date, JBBCo. shall have executed and delivered to ASCI a certificate acknowledging the transfer of a 49% membership interest in DNV to ASCI in accordance with and pursuant to the DNV Purchase Agreement.

          (m) DNV LLC AGREEMENT. JBBW and JBBCo. shall have executed the DNV LLC Agreement, which shall reflect ASCI's ownership of a 49% membership interest in DNV.

          (n) JBBCo. DISTRIBUTION SERVICES AGREEMENT, THE ADMINISTRATIVE SERVICES AGREEMENT AND THE OCCUPANCY AGREEMENT. The matters set forth in Sections 3.01(b)(iv) and (v) shall have occurred as stated therein and no agreement in this Section 3.03(n) shall have been modified or amended without ASCI's prior written consent.

          (o) MARKETING SERVICES AGREEMENT. The Marketing Services Agreement shall have become effective in accordance with its terms, and there shall have been no default by JBBCo. of the provisions of the Marketing Services Agreement.

          (p) The fulfillment of the conditions precedent set forth in Article VII of the DNV Purchase Agreement and Sections 4.01 through 4.08 of the JBBW Subscription Agreement.

          Section 3.04. CONDITIONS TO THE OBLIGATIONS OF JBBW, JBBCo. AND FORTUNE. The obligations of JBBW, JBBCo. and the Closing shall be subject to the fulfillment of the following conditions precedent:

          (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS.

               (i) The representations and warranties of V&S and ASCI in this Agreement and the other Basic Agreements shall have been true and correct when made and shall be true and correct in all material respects as of the Closing (except those representations and warranties that are qualified by materiality or "Material Adverse Effect" which shall be true and correct in all respects) with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made only as of another specific date, which shall be true and correct in all material respects as of such date (except those representations and warranties which are qualified by materiality or "Material Adverse Effect" which shall be true and correct in all respects as of such date);

               (ii) The covenants and agreements contained in this Agreement and the other Basic Agreements to be complied with on or before the Closing Date by V&S and ASCI shall have been complied with in all material respects; and

               (iii) Each of JBBW, JBBCo. and Fortune shall have received from V&S and ASCI an Officer's Certificate with respect to the matters set forth in clauses (i) and (ii) above.

          (b)  NO PROCEEDING OR LITIGATION. No Action shall have been commenced
(i) by or before any Governmental Authority that has had or would have a Material Adverse Effect on V&S or ASCI or (ii) seeking a temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement and the other Basic Agreements.

          (c) LEGAL OPINIONS. JBBW, JBBCo. and Fortune shall have received from counsel or counsels reasonably satisfactory to JBBW and Fortune (it being agreed that Dewey Ballantine LLP and Manheimer Swartling (Swedish counsel) are satisfactory to JBBW and Fortune) legal opinions addressing the matters set forth on Schedule 3.04(c) hereto, each in form and substance reasonably satisfactory to them and their counsel.

          (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, no Material Adverse Change shall have occurred relating to V&S or ASCI.

          (e) RESOLUTIONS. JBBW and Fortune shall have received a true and complete copy, certified by the secretary or assistant-secretary of each of V&S and ASCI, of the resolutions duly and validly adopted by the Board of Directors or other relevant body of V&S and ASCI evidencing its authorization of the execution and delivery of this Agreement and the other Basic Agreements and the consummation of the transactions contemplated hereby and thereby.

          (f) SERIES A-1 PREFERRED STOCK PURCHASE PRICE. On the Closing Date, V&S shall have transferred US$375 million to a bank account designated by JBBW in exchange for the Series A-1 Preferred Stock in accordance with the JBBW Subscription Agreement.

          (g) DNV MEMBERSHIP INTEREST PURCHASE PRICE. On the Closing Date, ASCI shall have transferred US$270 million to a bank account designated by JBBCo. in exchange for a 49% membership interest in DNV in accordance with and pursuant to the DNV Purchase Agreement.

          (h) DNV LLC AGREEMENT. ASCI shall have executed the DNV LLC Agreement, which shall reflect ASCI's ownership of a 49% membership interest in DNV.

          (i) JBBW SHAREHOLDERS AGREEMENT. V&S shall have executed the JBBW Shareholders Agreement.

          (j) The fulfillment of the conditions precedent set forth in Article VIII of the DNV Purchase Agreement and Sections 4.10 through 4.15 of the JBBW Subscription Agreement.

          Section 3.05. CLOSING DELIVERIES. At the Closing, each Party shall deliver to each other Party the certificates and other documents required to be delivered pursuant to Sections 3.01, 3.02, 3.03 and 3.04.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF JBBW, JBBCO.
                                   AND FORTUNE

          Section 4.01. JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF JBBW AND JBBCo. JBBW and JBBCo. hereby jointly and severally represent and warrant to V&S and ASCI as follows, as qualified by the disclosures set forth in the disclosure schedule of JBBW and JBBCo. (the "BEAM DISCLOSURE SCHEDULE") delivered to V&S and ASCI contemporaneously herewith and the Fortune SEC
Reports:

          (a) ORGANIZATION AND AUTHORITY. DNV is a limited liability company duly organized and validly existing under the laws of the State of Delaware, and has all necessary power and authority to carry on its business as currently contemplated to be conducted. DNV is, or will be as of the Closing Date, duly qualified to do business in all jurisdictions where its business is currently contemplated to be conducted except where such failure would not have a Material Adverse Effect on DNV. DNV has all necessary power and authority to enter into the JBBCo. Distribution Services Agreement, the ASCI Distribution Services Agreement and the Administrative Services Agreement and, prior to the effective date of each such agreement, it will have all necessary power and authority to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by DNV of the JBBCo. Distribution Services Agreement, the ASCI Distribution Services Agreement, the Administrative Services Agreement and the Occupancy Agreement the performance by it of its obligations thereunder and the consummation by it of the transactions contemplated thereby have been, or as of the Closing Date will have been, duly authorized by all requisite action. The JBBCo. Distribution Services Agreement, the ASCI Distribution Services Agreement, the Administrative Services Agreement and the Occupancy Agreement once executed, will have been duly executed and delivered by DNV and (assuming due authorization, execution and delivery by each other Person signatory thereto), upon execution and delivery thereof, each such agreement will constitute a legal, valid and binding obligation of DNV, enforceable against it in accordance with its terms.

          (b) NO CONFLICT. Except as set forth in Section 4.01(b) of the Beam Disclosure Schedule, the execution, delivery and performance by DNV of the JBBCo. Distribution Services Agreement, the ASCI Distribution Services Agreement, the Administrative Services Agreement and the Occupancy Agreement will not (i) violate, conflict with or result in the breach of any provision of its current limited liability company agreement or certificate of formation,
(ii) conflict with or violate any Law applicable to DNV or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event with which the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any rights or result in any loss of rights (including, without limitation, rights upon a change of control) pursuant to, any contract, agreement or arrangement by which DNV is bound.

          (c) LITIGATION. There are no Actions by or against DNV pending before any Governmental Authority (or to the best knowledge of JBBW and JBBCo. threatened to be brought by or before any Governmental Authority) which, if adversely determined, would have a Material Adverse Effect on DNV, and DNV is not subject to any Governmental Order (nor, to the best knowledge of each of JBBW and JBBCo. are there any such Governmental Orders threatened to be imposed by any Governmental Authority), which if adversely determined, would have a Material Adverse Effect on DNV or any of the transactions contemplated by this Agreement or by the other Basic Agreements.

          Section 4.02. SEVERAL REPRESENTATIONS AND WARRANTIES OF FORTUNE, JBBW AND JBBCo. Fortune hereby represents and warrants, and each of JBBW and JBBCo., each as to itself only and each severally and not jointly, hereby represents and warrants, to V&S and ASCI as follows, as qualified as set forth herein by the Beam Disclosure Schedule:

          (a) ORGANIZATION AND AUTHORITY. JBBW is a corporation duly organized and validly existing under the laws of the State of Delaware and has all necessary power and authority to carry on its business as presently conducted and as currently contemplated to be conducted. JBBW is duly qualified to do business in all jurisdictions where it presently conducts business except where failure to be so qualified would not have a Material Adverse Effect on JBBW. Except as set forth in Section 4.02(a) of the Beam Disclosure Schedule, JBBW has all necessary power and authority to enter into this Agreement and the other Basic Agreements to which it will become a party as contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. JBBCo. is a corporation duly organized and validly existing under the laws of the State of Delaware and has all necessary power and authority to carry on its business as presently conducted and as currently contemplated to be conducted. JBBCo. has all necessary power and authority to enter into this Agreement and the other Basic Agreements to which it will become a party, to carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Basic Agreements to which it will become a party as contemplated hereby by each of JBBW and JBBCo., the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by each of JBBW and JBBCo. and (assuming due authorization, execution and delivery by the other Persons signatory hereto) this Agreement constitutes, and upon execution and delivery thereof each other Basic Agreement to which it will become a party will constitute, a legal, valid and binding obligation of each of JBBW and JBBCo. enforceable against it in accordance with its terms.

          (b) NO CONFLICT. Except as set forth in Section 4.02(b) of the Beam Disclosure Schedule, the execution, delivery and performance by each of JBBW and JBBCo. of this Agreement and the other Basic Agreements to which it will become a party as contemplated hereby do not and will not (i) violate, conflict with or result in the breach of any provision of its by-laws or certificate of incorporation, as applicable, (ii) conflict with or violate any Law applicable to JBBW or JBBCo. or any of their respective Subsidiaries or any of their respective assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event with which the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any rights or result in any loss of rights (including, without limitation, rights upon a change of control) pursuant to any contract, agreement or arrangement by which JBBW, JBBCo. or any of their respective Subsidiaries is bound, except, in the case of (iii) above, such as would not have a Material Adverse Effect on JBBW or JBBCo. or any of the transactions contemplated hereby or by the Basic Agreements.

          (c) LITIGATION. Except as set forth in Section 4.02(c) of the Beam Disclosure Schedule, there are no Actions by or against either JBBW or JBBCo. pending before any Governmental Authority (or, to the best knowledge of each of JBBW and JBBCo., threatened to be brought by or before any Governmental Authority) which, if adversely determined, would have a Material Adverse Effect on JBBW or JBBCo. or any of the transactions contemplated hereby or by the other Basic Agreements. None of JBBW, or JBBCo. is subject to any Governmental Order (nor, to the best knowledge of each of JBBW or JBBCo. are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which, if adversely determined, would have a Material Adverse Effect on JBBW or JBBCo. or any of the transactions contemplated hereby or by the other Basic Agreements.

          Section 4.03. REPRESENTATIONS AND WARRANTIES OF FORTUNE. Fortune hereby warrants and represents to V&S and ASCI as follows, as qualified as set forth herein by the disclosure schedule of Fortune (the "FORTUNE DISCLOSURE SCHEDULE") delivered to V&S and ASCI contemporaneously herewith:

          (a) ORGANIZATION AND AUTHORITY. Fortune is a corporation duly organized and validly existing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the other Basic Agreements to which it will become a party as contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Basic Agreements to which it will become a party as contemplated hereby by Fortune, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by Fortune and (assuming due authorization, execution and delivery by the other Persons signatory hereto) this Agreement constitutes, and upon execution and delivery thereof each other Basic Agreement to which it will become a party will constitute, a legal, valid and binding obligation of Fortune enforceable against it in accordance with its terms.

          (b) NO CONFLICT. Except as set forth in Section 4.03(b) of the Fortune Disclosure Schedule, the execution, delivery and performance by Fortune of this Agreement and the other Basic Agreements to which it will become a party as contemplated hereby do not and will not (i) violate, conflict with or result in the breach of any provision of its by-laws or certificate of incorporation, as applicable, (ii) conflict with or violate any Law applicable to Fortune or any of its Subsidiaries or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event with which the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any rights or result in any loss of rights (including, without limitation, rights upon a change of control) pursuant to, any contract, agreement or arrangement by which

Fortune or any of its Subsidiaries is bound, except in the case of (iii) above, such as would not have a Material Adverse Effect on JBBW or JBBCo. or any of the transactions contemplated hereby or by the other Basic Agreements.

          (c) FORTUNE SEC REPORTS. Except as set forth in Section 4.03(c) of the Fortune Disclosure Schedule, (i) the Fortune SEC Reports, as of their respective filing dates with respect to information therein regarding or affecting Beam, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and (ii) there has not occurred a Material Adverse Change relating to Fortune and its Subsidiaries since the dates of filing of the Annual Report on Form 10-K for the year 2000 for Fortune.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                 OF V&S AND ASCI

          V&S and ASCI hereby jointly and severally represent and warrant to JBBW, JBBCo. and Fortune as follows, as qualified by the disclosures set forth in the disclosure schedule of V&S and ASCI (the "V&S DISCLOSURE SCHEDULE") delivered to JBBW, JBBCo., and Fortune contemporaneously herewith:

          (a) ORGANIZATION AND AUTHORITY. V&S is an AKTIEBOLAG duly organized and validly existing under the laws of Sweden and has all necessary power and authority to carry on its business as presently conducted and as currently contemplated to be conducted. V&S has all necessary power and authority to enter into this Agreement and the other Basic Agreements to which it will become a party as contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. ASCI is a corporation duly organized and validly existing under the laws of the State of Delaware and has all necessary power and authority to carry on its business as presently conducted and as currently contemplated to be conducted. ASCI is, or will be as of the Closing Date, duly qualified to do business in all jurisdictions where its business is currently contemplated to be conducted except where such failure would not have a Material Adverse Effect on ASCI. ASCI has all necessary power and authority to enter into this Agreement and the other Basic Agreements to which it will become a party, to carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Basic Agreements to which it will become a party as contemplated hereby by each of V&S and ASCI, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by each of V&S and ASCI and (assuming due authorization, execution and delivery by the other Persons signatory hereto) this Agreement constitutes, and upon execution and delivery thereof each other Basic Agreement to which it will become a party will constitute, a legal, valid and binding obligation of each of V&S and ASCI, enforceable against it in accordance with its terms.

          (b) NO CONFLICT. Except as set forth in Section 5(b) of the V&S Disclosure Schedule, the execution, delivery and performance by each of V&S and ASCI of this

Agreement and the other Basic Agreements to which it will become a party as contemplated hereby do not and will not (i) violate, conflict with or result in the breach of any provision of its by-laws or certificate of incorporation, as applicable, (ii) conflict with or violate any Law applicable to V&S, its Subsidiaries or ASCI or any of their respective assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event with which the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any rights or result in any loss of rights (including, without limitation, rights upon a change of control) pursuant to, any material contract, agreement or arrangement by which V&S, it Subsidiaries, or ASCI is bound, except in the case of (iii) above, such as would not have a Material Adverse Effect on V&S or ASCI or on any of the transactions contemplated hereby or by the other Basic Agreements.

          (c) LITIGATION. Except as set forth in Section 5(c) of the V&S Disclosure Schedule, there are no Actions by or against either V&S or ASCI pending before any Governmental Authority (or, to the best knowledge of each of V&S and ASCI, threatened to be brought by or before any Governmental Authority) which, if adversely determined, would have a Material Adverse Effect on V&S or ASCI or any of the transactions contemplated hereby or by the other Basic Agreements. None of V&S or ASCI is subject to any Governmental Order (nor, to the best knowledge of each of V&S or ASCI are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which, if adversely determined, would have a Material Adverse Effect on V&S or ASCI or any of the transactions contemplated hereby or by the other Basic Agreements.

                                   ARTICLE VI

                                    COVENANTS

          Section 6.01. MUTUAL CONFIDENTIALITY.

          (a) Each Party agrees to, and shall cause its agents, representatives, Controlled Affiliates, employees, officers and directors, banks, rating agencies, lawyers, accountants and consultants to:

               (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to financial data, trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the businesses of each of the other parties (each such item, individually and in the aggregate, "INFORMATION");

               (ii) in the event that any such Party or any such agent, representative, Controlled Affiliate, employee, officer or director becomes legally compelled (in order to comply with securities laws, stock exchange or other regulatory requirements or otherwise) in the opinion of the disclosing Party's legal counsel, after consultation with the Party to whom the Information relates and its legal counsel, to disclose any such Information relating to another Party, provide the Party to whom such Information relates with prompt written notice of such requirement so that such Party to whom the Information relates may seek a protective order or other remedy or waive compliance with this Section 6.01;

               (iii) in the event that such protective order or other remedy is not obtained, or the Party to whom the Information relates waives compliance with this Section 6.01, furnish only that portion of such Information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Information; and

               (iv) promptly furnish upon request to the Party to whom the Information relates any and all copies (in whatever form or medium) of all such Information then in the possession of such Party or any of its agents, representatives, Controlled Affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of such Party or any of its agents, representatives, Controlled Affiliates, employees, officers and directors of such Information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof;

PROVIDED, HOWEVER, that this Section 6.01 shall not apply to any Information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such Party, its agents, representatives, Controlled Affiliates, employees, officers or directors; PROVIDED, FURTHER, that this
Section 6.01 shall not apply to any Information relating to this Agreement that is disclosed in connection with any action to seek indemnification under or any Dispute relating to this Agreement, it being understood that each of the Parties hereto will use its reasonable efforts to obtain assurances that the Information relating to this Agreement will be accorded confidential treatment; PROVIDED, FURTHER, that, with respect to Intellectual Property, specific Information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

          (b) REMEDIES FOR BREACH. In the event of a breach or threatened breach by any Party of such Party's obligations under this Section 6.01, the Parties acknowledge that remedies at law are inadequate and that they will be immediately and irreparably damaged in the event the provisions of this Section
6.01 are not specifically enforced. In the event of a breach or threatened breach of this Section 6.01, the non-breaching Party shall be entitled to enforce its rights by means of injunction (including interlocutory injunction) in addition to any other remedies available to the Party at law or equity and without prejudice to any other recourses available to it under the circumstances, whether in damages or otherwise. The Parties further agree to be responsible for any breach of this Section 6.01 by its agents, representatives, Controlled Affiliates, employees, officers, directors, banks, rating agencies, lawyers, accountants or consultants.

          Section 6.02. REGULATORY AND OTHER AUTHORIZATIONS; NOTICES AND
CONSENTS.

          (a) Each Party shall use commercially reasonable efforts to obtain all permits, governmental licenses, authorizations, qualifications, notifications, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Basic Agreements and each of the transactions contemplated hereby and thereby, including, but not limited to, entering into the Basic Agreements to which it is contemplated to become a party as provided hereby and thereby and will cooperate fully with each other in promptly seeking to obtain all such permits, governmental licenses, authorizations, qualifications, notifications, consents, orders and approvals. Each Party agrees to supply as promptly as practicable to the appropriate Governmental Authorities any information and documentary material that may be requested pursuant to any Laws by such Governmental Authorities for this purpose.

          (b) Each Party shall promptly notify such third parties and use commercially reasonable efforts to obtain such third party approvals, contractual consents, waivers and amendments as each of the other Parties may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement; without limiting the foregoing, Beam hereby covenants to use commercially reasonable efforts to obtain consents to the assignment and transfer of existing distribution agreements in respect of Existing Agency Brands to DNV as of the Closing Date or promptly following the Closing Date.

          (c) Each Party shall cooperate and use commercially reasonable efforts to assist each other Party in giving such notices and obtaining such third party approvals, contractual consents, waivers and amendments.

          (d) The Parties agree that, in the event any third party approval, contractual consent, waiver or amendment necessary or desirable to preserve for the business of any of the Parties any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which any Party is a party is not obtained prior to the Closing, the Parties will, subsequent to the Closing, cooperate in attempting to obtain such third party approval, contractual consent, waiver or amendment as promptly thereafter as practicable.

          (e) The Parties shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the transactions contemplated by this Agreement and the other Basic Agreements.

          (f) To the extent required third party approvals, contractual consents, waivers or amendments are not obtained prior to the Closing, and such matters shall not have been waived as a condition to the Closing, then until such third party approvals, contractual consents, waivers or amendments are obtained, the Party required to obtain such third party approvals, contractual consents, waivers or amendments (which for DNV shall be JBBCo. or JBBW) shall use commercially reasonable efforts to cause DNV to obtain the benefits and DNV to assume the obligations with respect to such items in accordance with this Agreement by acting as subcontractor, sublicensee, sublessee or third party beneficiary of the applicable Party and the applicable Party shall enforce for the benefit of DNV any and all rights of such Party against a third party with respect to any such items and such Party shall promptly pay to DNV any and all monies received by such Party in connection with any such lease, license, contract, commitment or other agreement or arrangement. The applicable Party shall continue to use all commercially reasonable efforts to obtain third party approvals, contractual consents, waivers or amendments with respect to each such item as may be required. In addition, in the event that any lease, license, contract, commitment or other agreement or arrangement which contains a non-competition or non-disclosure provision in favor of DNV as successor to a Party and such provision shall not be assignable to DNV at Closing, the applicable Party hereby covenants and agrees to enforce, to the extent legally possible, at DNV's request, in accordance with DNV's instructions and at DNV's expense, the non-competition or non-disclosure provisions of such lease, license, contract, commitment or other agreement or arrangement. Notwithstanding anything herein to the contrary, nothing in this Section 6.02 shall limit a Party's right to terminate this Agreement pursuant to Article VIII, so long as such Party has up to then complied in all material respects with its obligations under this Section 6.02.

          Section 6.03. NOTICE OF DEVELOPMENTS. Prior to the Closing, each Party shall promptly notify each other Party to whom it has made representations and warranties in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could be reasonably expected to result in any breach of a representation or warranty or covenant in this Agreement of the Party giving the notice or which could be reasonably expected to have the effect of making any representation or warranty in this Agreement of any such Party untrue or incorrect in any respect and (ii) all other material developments affecting the assets, liabilities, business, financial condition, operations, results of operations, customer or supplier relations or employee relations of the Party giving notice, except that the obligation imposed on Fortune pursuant to this clause (ii) shall be limited to information regarding or affecting Beam or the matters contemplated by this Agreement or the Basic Agreements, PROVIDED, that any notice pursuant to this
Section 6.03 shall not affect or be deemed to modify any representation or warranty contained herein (including the Schedules hereto) or the conditions precedent to the obligations of the parties to consummate the transactions contemplated by this Agreement or the other Basic Agreements.

          Section 6.04. NO SOLICITATION OR NEGOTIATION. Each Party to this Agreement agrees that between the date of execution of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, none of the Parties nor any of their respective Affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person to enter into any agreement or arrangement falling within the ambits of the purpose and scope of this agreement as set out in Article II above, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do so. Each Party shall notify all the other Parties promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made or shall have been received after the date of execution of this Agreement, and shall, in any such notice, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

          Section 6.05. NO SOLICITATION OF EMPLOYEES. Except as otherwise contemplated by the Employee Matters Agreement and the Supplemental Agreement, from and after the date hereof and for a period ending on the earlier of (i) the date which is one (1) year after the date of termination of this Agreement by any Party in accordance with the provisions of Article VIII (and in the event of such termination) and (ii) the date that is one (1) year from the date the ASCI Distribution Services Agreement (or, if the ASCI Distribution Services Agreement is not executed, the Interim Distribution Services

Agreement) or the JBBCo. Distribution Services Agreement is terminated, none of the Parties shall, (subject to the allocation of DNV employees contemplated by Section 3.05 of the Supplemental Agreement), and the Parties shall cause DNV to not (subject to the hiring by DNV of certain employees of JBBCo. contemplated by Section 2.03(c)(i) hereof ) solicit, hire or retain as an employee, independent contractor or consultant, directly or indirectly, any officers or employees of the other Parties or DNV or any of their respective Subsidiaries (including, without limitation, those DNV employees allocated to ASCI or JBBCo. pursuant to
Section 3.05 of the Supplemental Agreement) or induce any such officers or employees to terminate employment; PROVIDED that the foregoing shall be inapplicable to Dual Personnel upon a dissolution of DNV except to the extent provided in the Supplemental Agreement; and PROVIDED, FURTHER; that general advertisements in newspapers and other periodicals or electronic media shall not be considered solicitations for employment within the meaning of this Section
6.05 and no Party shall be prohibited from speaking with or hiring any such officer or employee who shall have approached the Party without having been so solicited by such Party.

          Section 6.06. COVENANT TO SATISFY CONDITIONS. Subject to the terms and conditions of this Agreement and the other Basic Agreements, each Party shall use reasonable commercial efforts to take all action required of it to satisfy the conditions set forth in Article III, and otherwise to fulfill its obligations under the terms of this Agreement and the other Basic Agreements and to facilitate the consummation of the transactions contemplated hereby and thereby, including, without limitation, in order to make effective the transfer of the DNV Assets to DNV. No Party shall, nor shall any Party permit any of its Subsidiaries to, willfully take any action that would or is reasonably expected to result in a material breach of any provision of this Agreement or the other Basic Agreements or any of the representations and warranties set forth in this Agreement or the other Basic Agreements being untrue in any material respect on and as of the Closing Date.

          Section 6.07. DNV EMPLOYEE MATTERS. Employee matters with respect to DNV shall be treated in accordance with and pursuant to the Employee Matters Agreement.

          Section 6.08. ACCESS TO INFORMATION; COOPERATION. From the date hereof until the Closing, upon reasonable prior notice and during normal business hours, based upon the prior consultation of the Parties, Beam shall, and shall cause its officers, directors, senior employees, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of V&S and ASCI, reasonable access, during reasonable hours, to the offices, properties, plants, other facilities of JBBW, JBBCo. and DNV and to the books and records of JBBW, JBBCo. and DNV and to those officers, directors, senior employees, agents, accountants and counsel of each of JBBW and JBBCo. as they shall reasonably request and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of V&S and ASCI such additional financial and operating data and other information regarding the assets, properties and goodwill of the JBBW, JBBCo. or DNV, in each case, as V&S or ASCI may from time to time reasonably request; PROVIDED, that (i) such access shall not unreasonably interfere with the business of JBBCo. and (ii) JBBW will not be obligated to provide any employee records the provision of which is prohibited by law.

          Section 6.09. CONDUCT OF BUSINESS PENDING CLOSING. JBBW agrees that, between the date of this Agreement and the earlier of the Closing or the termination of this Agreement in accordance with its terms, unless V&S and ASCI shall otherwise agree in writing and except as expressly contemplated by this Agreement or any other Basic Agreement, JBBW shall cause the businesses of its Subsidiaries (including JBBCo.) and DNV to be conducted only in the ordinary course of business and in a manner consistent with the past practice of JBBW and its Subsidiaries considered as a whole; and JBBW shall use its reasonable commercial efforts to preserve substantially intact the business organization of its Subsidiaries and DNV and to preserve the current relationships of its Subsidiaries and DNV with customers, suppliers and other persons with which its Subsidiaries or DNV have significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement and the Basic Agreements, JBBW shall not, and shall cause its Subsidiaries and DNV to not, between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with its terms, directly or indirectly do or propose to do (A) anything which under the JBBW Subscription Agreement or the DNV Purchase Agreement they may not do without the consent of V&S or ASCI, and (B) any of the following without the prior written consent of V&S and ASCI:

               (i) amend or otherwise change the organizational documents of itself, its Subsidiaries or DNV;

               (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of capital stock of any class of itself, its Subsidiaries, or membership interests of DNV, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or membership interest, or any other ownership interest (including, without limitation, any phantom interest), of itself, its Subsidiaries or DNV or (B) any assets of itself, or its Subsidiaries or DNV except, with respect to sales by JBBW or its Subsidiaries which are for fair value and which would not give rise to a right of V&S to exercise a put option or right of first offer under the JBBW Shareholders Agreement were such agreement in effect between the date hereof and the Closing Date.

               (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of itself, its Subsidiaries or DNV except for quarterly cash dividends of JBBW and its Subsidiaries, in the ordinary course of its business and consistent with past practice;

               (iv) with respect to its Subsidiaries and DNV (but not with respect to JBBW), the same shall not acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets;

               (v) make or change any material Tax election or method of Tax accounting;

               (vi) enter into any partnership or joint venture arrangement with respect to its business operations in the Territory.

               Notwithstanding the foregoing, the restrictions set forth in clauses (i) through (vi) above (other than clause (ii) (B) as it relates to JBBW and its Subsidiaries) shall only be applicable to the extent, following the Closing Date, such Person would not have been able to take such action without the prior consent of V&S as a shareholder of Series A-1 Preferred

Stock pursuant to the JBBW Subscription Agreement or ASCI as a member of DNV pursuant to the DNV Purchase Agreement, as provided in each thereof.

          Section 6.10. NO MISUSE. The Parties hereby undertake not to, and to cause its Subsidiaries not to, take any action, the primary purpose or the effect of which is to circumvent or frustrate the transactions contemplated by this Agreement and the other Basic Agreements.

          Section 6.11. GUARANTEE. V&S hereby unconditionally and irrevocably guarantees the full and prompt performance and payment when due of all obligations (the "Obligations") of ASCI under this Agreement and the other Basic Agreements to the extent such obligations are required to be performed or paid on or prior to the Closing Date. V&S hereby agrees that its obligations hereunder shall be unaffected by any failure to enforce the Obligations. The liability of V&S under this Guarantee will be absolute and unconditional irrespective of any change in the time, place or manner of, or in any other term of, all or any of the Obligations, or any amendment or waiver of or consent to departure from this Agreement (other than with respect to the waiver of a particular Obligation or the provisions of this Section 6.11). V&S covenants that this Guarantee shall not be discharged except by full payment and performance of the Obligations. The liability of V&S under this Guarantee is a guarantee of performance and payment and not of collection and shall automatically terminate immediately following the Closing except with respect to defaulted obligations accrued at such time.

          Section 6.12. OTHER AGREEMENTS

          (a) Prior to the Closing Date, JBBCo. and ASCI shall have negotiated in good faith and agreed upon the terms and conditions of the Sub-Distribution Agreement referred to in Section 2.02(a)(v) and contemplated therein and shall have executed the same.

          (b) ASCI and DNV shall execute and deliver the ASCI Distribution Services Agreement on such date as ASCI shall have requested upon at least thirty (30) days notice by ASCI to DNV , pursuant to which DNV shall provide the distribution services contemplated therein in respect of those jurisdictions in or into which ASCI shall from time to time be licensed to sell V&S Products.

          (c) Upon V&S's request, JBBCo. and V&S shall negotiate in good faith the Sub-Distribution Agreement, and JBBCo. will enter into such agreement.

          Section 6.13. TAX SHARING AGREEMENT. Fortune shall comply and cause JBBW to comply with the terms of the Tax Sharing Agreement. Fortune will not amend or permit JBBW to amend the Tax Sharing Agreement without V&S's consent.

          Section 6.14. USE OF PROCEEDS. Subject to Section 7.01(a)(v), V&S and ASCI acknowledge and agree that, under the terms of the Basic Agreements, Beam may use the cash proceeds from JBBCo.'s sale of the membership interest in DNV and JBBW's sale of Series A-1 Preferred Stock and any future exercise of the Purchase Right (as defined in the JBBW Subscription Agreement) (the "Transaction Proceeds") for the reduction of debt and/or payment of dividends solely to Beam's Affiliates and V&S hereby acknowledges it has no right to receive any portion of such proceeds as a dividend; PROVIDED, HOWEVER, that the amount of cash proceeds that may be used for such debt reduction and/or dividend payments pursuant to this Section 6.14 shall be reduced dollar-for-dollar by (i) the amounts payable by Beam to Fortune under the Tax Sharing Agreement relating to or arising out of (A) the transactions contemplated by the JBBW Subscription Agreement and by the DNV Purchase Agreement (including the contribution of assets by JBB to DNV preparatory thereto and any other matters incidental to such transactions), or (B) any payment, distribution or other use whatsoever of the proceeds from such transactions occurring at any time and for any purpose (including for the purpose of retiring debt) and (ii) any amounts payable by Beam directly to any tax authorities attributable to such transactions, or payment, distribution or other use of such proceeds; PROVIDED FURTHER, that if upon the filing of any Tax Return or as the result of a Final Determination (as defined in the Tax Sharing Agreement) the amounts determined to be payable under clause (i) and clause (ii) above are greater than the amounts previously calculated to be payable and relied upon in fixing the cash proceeds to be used pursuant to this Section 6.14, the amount of such excess shall be promptly paid by Fortune to Beam (so as, in the case of clause (i) above effectively to offset the payment which by operation of the Tax Sharing Agreement JBBW is to make to Fortune on account thereof and in the case of clause (ii) above to reimburse Beam for any directly incurred Taxes) or alternatively, in the case of clause
(ii) above, directly to the tax authority on behalf of Beam; and, PROVIDED, FURTHER, that if upon the filing of any Tax Return or as the result of a Final Determination (as defined in the Tax Sharing Agreement) the amounts determined to be payable under clause (i) above and clause (ii) above are less than the amounts previously calculated to be payable and relied upon in fixing the cash proceeds to be used pursuant to this Section 6.14, such differential shall be promptly paid by Beam to Fortune. For the avoidance of doubt, the intent of the Parties as reflected in the foregoing provisions of this Section 6.14 is to permit Fortune to enjoy the proceeds arising from the aforementioned transactions and to ensure that the Tax burden associated with such transactions as ultimately determined shall be borne in full by Fortune as the Party enjoying the proceeds arising therefrom (both by way of dividends and reduction of debt, having in mind Fortune's covenant in Section 2.22 of the JBBW Subscription Agreement that there be no net indebtedness as of the Closing Date). (This is accomplished on a basis allowing the normal operation of the Tax Sharing Agreement considered as a stand alone document and then adjusting for the effects of it in this Agreement.)

          Section 6.15. FURTHER ASSURANCES. Each Party hereto agrees to execute any and all documents and to perform such other acts as may be expedient to further the purposes of this Agreement and the other Basic Agreements and the transactions contemplated hereby and thereby, including, without limitation, executing such documents and performing such acts as may be necessary to ensure that DNV, ASCI and JBBCo. are in compliance with state liquor Laws. The Parties further agree that, to the extent necessary, the Parties will consider on a limited, state-by-state basis, such adjustments to the distribution structure contemplated by this Agreement and the other Basic Agreements as are necessary in order to comply with the liquor Laws of a particular state; PROVIDED, that in no event shall any of the documents executed and actions performed under this
Section 6.15 alter the economic arrangement the Parties have established under this Agreement and the other Basic Agreements.

          Section 6.16. CERTAIN TRANSACTIONS. Except as expressly contemplated by a Basic Agreement, neither Fortune nor any Affiliate shall engage, directly or indirectly, in any transaction with or affecting DNV without the advance written consent of V&S and ASCI, which consent shall not be unreasonably withheld or delayed; provided, however, that, notwithstanding any provision of the Basic Agreement to the contrary, neither Fortune (nor any Affiliate) nor V&S (nor any Affiliate) shall provide any loan or other form of financial support or assistance to DNV, directly or indirectly, or provide any guarantee, keep-well, stop loss or other arrangement or undertaking tantamount to a guarantee to any party (including DNV) in respect of any indebtedness or other form of liability or obligation of DNV, without the advance written consent (which shall not be unreasonably withheld or delayed) of V&S and ASCI or Fortune, as the case may be.

                                  ARTICLE VII

                                 INDEMNIFICATION

          Section 7.01. INDEMNIFICATION BY JBBW, JBBCo. AND FORTUNE.

(a) Each of JBBW, JBBCo. and Fortune (the "Fortune Indemnifying Parties") shall indemnify, defend and hold harmless V&S and ASCI and their Affiliates and officers, agents, directors and employees (the "V&S INDEMNIFIED PARTIES"), on an after-Tax basis, from and against any and all losses, claims, damages, Liabilities or expenses (including court costs, reasonable expenses and reasonable attorney's fees) (collectively, "LOSSES") (including, without limitation, incurred in connection with any suit or claim that may be brought against the V&S Indemnified Parties by third parties) to the extent that such Losses arise out of or accrue from (without duplication) (i) the bad faith or willful misconduct of JBBW, JBBCo. or Fortune, respectively; (ii) any misrepresentation or breach of any representations or warranties of JBBW, JBBCo. or Fortune, respectively, set forth in this Agreement or any other Basic Agreement; (iii) any breach by JBBW, JBBCo. or Fortune, respectively, of any covenants, agreements or undertakings of such Party contained in or made pursuant to this Agreement or any other Basic Agreement; (iv) the failure of JBBW, JBBCo. or Fortune, respectively, or any of their Affiliates' failure to comply with any Laws (except to the extent such noncompliance is within the scope of a representation and warranty in Section 4.02(b) and 4.03(b), in which case indemnification for such noncompliance shall be sought only with respect to such representation and warranty); (v) the incurrence by any V&S Indemnified Party of any Liability for Taxes relating to or arising out of any of the uses by Beam of the Transaction Proceeds or the fact that V&S, as a shareholder of JBBW, does not participate in any dividend by JBBW arising therefrom; (vi) the incurrence by any V&S Indemnified Party of any Liability (as transferee, successor, by operation of law or otherwise) in respect of Taxes payable by or imposed on Fortune or any Affiliate of Fortune (other than JBBW or any Subsidiary of JBBW for the period after which JBBW has deconsolidated from the affiliated group in which Fortune is the common parent, but only to the extent the Liability incurred is attributable to such period following deconsolidation), without regard to the period to which such Taxes relate or any other factors; (vii) any Liability in respect of Taxes payable by or otherwise incurred or suffered by JBWW or any of its Subsidiaries, however arising, whether directly or indirectly, including by reason of inclusion in the Fortune Affiliated Group, for taxable periods (or portions thereof) ended on or before December 31, 2000 to the extent such Taxes exceed the sum of (A) the total reserves established therefor in the Beam Financial Statements (without regard to deferred Tax assets and liabilities) plus (B) the amount of any Tax refunds or Tax credits for any such periods not reflected in such Financial Statements; or (viii) the distribution by Beam of the Existing Agency Brands prior to the assignment of such distribution arrangement to DNV as provided in Section 2.01(c) of the Supplemental Agreement. The amount payable by the Fortune Indemnifying Parties pursuant to the foregoing clause (vii) shall be adjusted, as and to the extent appropriate, to take into account Tax benefits and detriments from timing differences (E.G., acceleration of income or delay of deductions) including such timing differences that affect both taxable years ending on or before December 31, 2000 and taxable years ending after December 31, 2000. Without limiting the scope of any other provision hereof, it is acknowledged and agreed that the V&S Indemnified Parties shall be entitled to bring claims under the foregoing clause (vii) on the grounds of loss and/or impairment to the value of V&S's investment in JBBW, it being understood, however, that insofar as Fortune shall pay the Liability for Taxes in question arising under the foregoing clause
(vii) directly to the tax authorities or reimburse JBBW and any Subsidiary of JBBW in respect of such Taxes, such payment or reimbursement by Fortune shall serve to satisfy (to such extent) its indemnity obligations under this Section
7.01 with respect to clause (vii).

          Section 7.02. INDEMNIFICATION BY V&S AND ASCI.

          (a) Each of V&S and ASCI shall defend and hold harmless JBBW, JBBCo. and Fortune and their respective Affiliates and officers, agents, directors and employees (the "BEAM INDEMNIFIED PARTIES"), on an after-Tax basis, from and against any and all Losses incurred by the Beam Indemnified Parties (including, without limitation, in connection with any suit or claim that may be brought against the Beam Indemnified Parties by third parties) to the extent that such Losses arise out of or accrue from (without duplication) (i) the bad faith or willful misconduct of V&S, ASCI or their Affiliates; (ii) any misrepresentation or breach of any representations or warranties of V&S or ASCI set forth in this Agreement or any other Basic Agreement; (iii) any breach by V&S or ASCI of any covenants, agreements or undertakings of such Party contained in or made pursuant to this Agreement or any other Basic Agreement; (iv) the failure of V&S or ASCI or their Affiliates to comply with any Laws; or (v) the incurrence by any Beam Indemnified Party of any Liability in respect of the Taxes of V&S or any Affiliate.

          Section 7.03. INDEMNIFICATION PROCEDURES. Whenever any V&S Indemnified Party or Beam Indemnified Party, as the case may be (the "INDEMNIFIED PARTY"), shall become aware that a claim has been asserted or threatened which, if valid, would subject JBBW, JBBCo., Fortune, V&S or ASCI, as the case may be (the "INDEMNIFYING PARTY"), to an indemnity obligation under this Agreement, the Indemnified Party promptly will notify the Indemnifying Party in writing of such claim in sufficient detail to enable the Indemnifying Party to evaluate the claim. The Indemnifying Party will have the right, but not the obligation, to assume the defense of such claim. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, separate from the counsel employed by the Indemnifying Party, at its own expense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of any claim whether or not the Indemnifying Party chooses to defend any such action. If the Indemnifying Party fails to assume the defense of such claim within forty-five (45) days after the receipt of notice of the claim, the Indemnified Party (upon delivering written notice to such effect to the Indemnifying Party) shall have the right to undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such claim, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof, and PROVIDED, HOWEVER, that the Indemnified Party shall not enter into any such compromise or settlement without the written consent of the Indemnifying Party. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. Written notice of any indemnification claim arising under Sections 7.01(a)(ii) or 7.02(a)(ii) must be given by the Indemnified Party to the Indemnifying Party prior to the date


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

which is 18 months following the Closing. If written notice of a claim has been given prior to 18 months following the Closing hereunder, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

          Section 7.04. CONTRACTUAL LIMITATION PERIOD. Any arbitration, litigation, judicial reference or other legal proceeding involving the parties shall be commenced within two (2) years after the claiming Party initially became aware of the accrual of the cause of action, except for arbitration, litigation, judicial reference or other legal proceedings in respect to claims for indemnification under the provisions of Sections 7.01(a)(ii) or 7.02(a)(ii) of this Agreement which shall be commenced within 18 months following the Closing.

          Section 7.05. AFTER-TAX BASIS. The amount of Losses for which indemnification is provided under this Agreement shall be computed on an after-Tax basis as follows: the pre-Tax amount of Losses shall be (i) increased to take account of the Tax cost, if any, incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (including any additional payments pursuant to this Section 7.05) and (ii) reduced fairly to take account of any Tax benefit realized or reasonably assured of realization by the Indemnified Party arising from the incurrence or payment of any such Losses or the events giving rise thereto. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party will be deemed to be subject to applicable income taxes at the maximum statutory rate then in effect. To the extent legally permissible, any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the purchase price for applicable Tax purposes. If an administrative or judicial determination that has become final and non-appealable overturns such treatment, the Indemnifying Party on notice, and upon presentation of appropriate substantiation, shall make an appropriate additional payment to the Indemnified Party on account thereof.

          Section 7.06. CONSEQUENTIAL DAMAGES. Any Indemnified Party entitled pursuant to this Agreement to receive indemnification from the Indemnifying Party shall not be entitled to recover consequential damages, including consequential damages consisting of business interruption or lost profits (except to the extent they constitute direct contractual damages under a Basic Agreement), or with respect to punitive damages.

          Section 7.07. LIMITATIONS ON LIABILITY. It is hereby understood and agreed by the Parties to this Agreement that the Indemnified Parties may recover monetary damages only once under the indemnification provisions of this Agreement and the other Basic Agreements for any particular Loss. To the extent a claim for indemnification for a particular Loss may be brought against a Party hereto under both a Basic Agreement which does, and another Basic Agreement which does not, contain a threshold amount of losses prior to an Indemnified Party being permitted to recover on the indemnity therein, the Indemnified Parties shall bring such claim under the agreement containing such threshold, except that this provision shall not apply to claims for indemnification under another Basic Agreement if and to the extent expressly set forth in the other Basic Agreement.

          Section 7.08. EXCLUSIVE REMEDIES. The sole and exclusive rights and remedies of a Party to this Agreement for any claim arising under or with respect to the subject matter of this Agreement against another Party hereto shall be the indemnification provided in this Article VII, and each Party agrees that it will not pursue any other remedy, except that any such Party may seek specific performance or injunctive relief and may seek any remedy for claims of fraud or intentional misrepresentation.


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


                                  ARTICLE VIII

                              TERM AND TERMINATION

          Section 8.01. TERM OF THE AGREEMENT. This Agreement may be terminated pursuant to Section 8.02. Once the Closing has occurred, except for the representations and warranties in Articles IV and V which shall survive for a period of 18 months following the Closing and the indemnification obligations in
Article VII, which, subject to Section 7.04, shall survive indefinitely notwithstanding any termination of this Agreement pursuant to Section 8.02, and
Section 6.01, Article X and Section 11.03, which shall survive indefinitely notwithstanding such termination, this Agreement shall remain in force in perpetuity (the "TERM") unless and until earlier terminated pursuant to Section 8.02.

          Section 8.02. TERMINATION BY V&S OR JBBW. This Agreement shall be subject to termination upon the occurrence of any of the following events:

               (i) by V&S (for V&S and ASCI) or JBBW (for JBBW, JBBCo. and Fortune), if the Closing shall not have occurred on or before one year from the date of this Agreement (the "Termination Date"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.02(a)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement or any other Basic Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

               (ii) by V&S (for V&S and ASCI) if JBBW, JBBCo. or Fortune, files a petition for bankruptcy or is adjudicated as bankrupt (or the equivalent in any country in which either Party operates);

               (iii) by JBBW (for JBBW, JBBCo. and Fortune) if V&S or ASCI, files a petition for bankruptcy or is adjudicated as bankrupt (or the equivalent in any country in which either Party operates);

               (iv) by V&S (for V&S and ASCI) if a petition in bankruptcy (or the equivalent in any country in which either Party operates) is filed against JBBW, JBBCo. or Fortune, respectively, and such petition is not removed or resolved within ninety (90) calendar days;

               (v) by JBBW (for JBBW, JBBCo. and Fortune) if a petition in bankruptcy (or the equivalent in any country in which either Party operates) is filed against V&S or ASCI, and such petition is not removed or resolved within ninety (90) calendar days;

               (vi) by V&S (for V&S and ASCI) if JBBW, JBBCo. or Fortune makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy laws;

               (vii) by JBBW (for JBBW, JBBCo. and Fortune) if V&S or ASCI makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy laws;

               (viii) by V&S (for V&S and ASCI) if JBBW or JBBCo., respectively, discontinues its business;

               (ix) by JBBW (for JBBW, JBBCo. and Fortune) if V&S or ASCI discontinues its business;

               (x) by V&S (for V&S and ASCI) if a receiver is appointed for JBBW, JBBCo. or Fortune, respectively, or its business;

               (xi) by JBBW (for JBBW, JBBCo. and Fortune) if a receiver is appointed for V&S or ASCI or its business;

               (xii) prior to the Closing, by V&S (for V&S and ASCI) if (i) any of JBBW's, JBBCo.'s or Fortune's respective representations and warranties contained in this Agreement or any other Basic Agreement shall have been inaccurate in any material respect (other than such representations and warranties as are qualified by materiality or "Material Adverse Effect" which shall not have been inaccurate in any respect) as of the date of this Agreement or the corresponding Basic Agreement or shall have become inaccurate in any material respect (other than such representations and warranties as are qualified by materiality or "Material Adverse Effect" which shall not have been inaccurate in any respect) as of a date subsequent to the date of this Agreement or the corresponding Basic Agreement (as if made on such subsequent date), such that the condition set forth in Section 3.03(a)(i) would not be satisfied or (ii) any of JBBW's, JBBCo.'s or Fortune's respective covenants contained in this Agreement any other Basic Agreement shall have been breached in any material respect such that the condition set forth in Section 3.03(a)(ii) would not be satisfied;

               (xiii) prior to the Closing, by JBBW (for JBBW, JBBCo. and Fortune) if (i) any of V&S's or ASCI's respective representations and warranties contained in this Agreement or any other Basic Agreement shall have been inaccurate in any material respect (other than such representations and warranties as are qualified by materiality or "Material Adverse Effect" which shall not have been inaccurate in any respect) as of the date of this Agreement or the corresponding Basic Agreement or shall have become inaccurate in any material respect (other than such representations and warranties as are qualified by materiality or "Material Adverse Effect" which shall not have been inaccurate in any respect) as of a date subsequent to the date of this Agreement or the corresponding Basic Agreement (as if made on such subsequent date), such that the condition set forth in Section 3.04(a)(i) would not be satisfied or (ii) any of V&S's or ASCI's respective covenants contained in this Agreement or any other Basic Agreement shall have been breached in any material respect such that the condition set forth in Section 3.04(a)(ii) would not be satisfied;

               (xiv) by V&S (for V&S and ASCI) or JBBW (for JBBW, JBBCo. and Fortune) if any Governmental Authority shall have issued an order, decree or ruling or taken any other Action enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any other Basic Agreement and such order, decree, ruling or other Action shall have become final and nonappealable;

               (xv) by V&S (for V&S and ASCI) upon a Beam Change of Control;

               (xvi) by JBBW (for JBBW, JBBCo. and Fortune) upon an ASCI Change of Control; or

               (xvii) prior to the Closing, by V&S (for V&S and ASCI) or by JBBW (for JBBW, JBBCo. and Fortune) upon the termination of any of the JBBW Subscription Agreement, the DNV Purchase Agreement, the Employee Matters Agreement or the Interim Distribution Agreement pursuant to their respective terms.

          Section 8.03. EFFECT OF TERMINATION. Termination of this Agreement by a Party shall not act as a waiver of any breach of this Agreement and shall not act as a release of any Party hereto from any liability for breach of such Party's obligations under this Agreement.

                                   ARTICLE IX

                              INTENTIONALLY OMITTED

                                   ARTICLE X

                               DISPUTE RESOLUTION

          Section 10.01. NEGOTIATION BETWEEN EXECUTIVES. Each of the Parties shall attempt in good faith to resolve any dispute or disputes arising out of or relating to the interpretation, breach or termination of this Agreement and any other Basic Agreement (a "DISPUTE") promptly by negotiations between executives of the disputing Parties who have authority to settle the Dispute. Any Party who is a party to a Dispute may give the other Parties written notice of any Dispute not resolved in the normal course of business. Within twenty (20) days after delivery of such a notice, executives of all Parties involved in the Dispute who have authority to settle the Dispute shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All negotiations pursuant to this Section 10.01 shall be confidential.

          Section 10.02. ARBITRATION.

          (a) AGREEMENT TO ARBITRATE. Any Dispute which the Parties are unable to settle shall be referred (by any Party) to and finally resolved by arbitration in accordance with the Rules for Commercial Arbitration of the American Arbitration Association (the "RULES"), and such rules are deemed to be incorporated by reference into this Agreement.

          (b) ARBITRATORS. If the Dispute involves an amount in controversy of less than US$5 million the Dispute shall be submitted to a single arbitrator; otherwise, the Dispute shall be submitted to a panel of three (3) arbitrators. The arbitrator(s) will be appointed by the American Arbitration Association in accordance with the Rules. Unless the Parties mutually agree otherwise, each arbitrator shall be a lawyer admitted to the bar of his or her home jurisdiction, shall speak, read, and write English fluently, and shall have significant expertise in the wine and spirits industry.

          (c) SEAT AND LANGUAGE OF ARBITRATION. The seat of arbitration shall be, and any hearings shall take place in, New York City, New York. The language of the arbitration shall be English.

          (d) GOVERNING LAW. The arbitrators shall decide the Dispute in accordance with the substantive laws of the State of New York without regard to its conflicts of law principles.

          (e) FEES AND EXPENSES OF ARBITRATION. Each Party shall bear its own fees and expenses of arbitration hereunder, including the fees and expenses of its lawyers, representatives, and witnesses, and shall share equally with the other Party all other costs of the arbitration, including the fees and expenses of the arbitrators; PROVIDED, HOWEVER, that the arbitrators shall have the power to award recovery of any or all costs of arbitration (including fees and expenses of the arbitrators, costs of assistance required by the tribunal, fees of the American Arbitration Association and reasonable attorneys' and other experts' fees) to the prevailing Party.

          (f) ENTRY OF ORDER; EXCLUSIVE REMEDY; NOTICES. The Parties agree to be bound by the decision of the majority of the arbitrators. The arbitrators' award shall be final and judgment on such award may be entered, enforced, and executed in any court having jurisdiction. The award of the arbitrators shall be the sole and exclusive remedy between the Parties regarding the Dispute. The award may be in terms of injunctive relief or monetary damages, as the arbitrators determine. In the case of monetary damages, the award shall be made and promptly paid in U.S. Dollars, free of any Tax, deduction, or offset. Any costs, fees, or Taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the party resisting such enforcement. Service of notice of arbitration and any other paper or submission in the arbitration, as well as of summons, complaint, and all other pleading and papers in any suit, Action, or proceeding brought to enter, enforce, or execute the arbitrators' award, may be made by delivering a copy thereof to the receiving Party to the attention of such Party's chief executive officer at the address specified in Section 11.03 hereof.

          (g) PROVISIONAL REMEDIES. Before the establishment of the arbitral tribunal, either Party may (without inconsistency with this agreement to arbitrate) seek from any court having jurisdiction interim injunctive or other equitable relief in respect of the subject matter of the Dispute. Any Party may seek, to the full extent allowed by law, judicial enforcement in a court having jurisdiction of any relief granted by the arbitral tribunal. If any court takes jurisdiction of any Dispute, the Parties agree that (a) punitive, consequential or exemplary damages will not be available and (b) the Parties waive the right to trial by jury.

          (h) REMEDIES; NO PUNITIVE OR SPECIAL DAMAGES; INTEREST. The arbitrators shall have the authority to award any remedy or relief that the arbitrators deem just and equitable, including, without limitation, specific performance of any obligation created hereunder and the issuance of permanent injunctive relief; PROVIDED, HOWEVER, that, notwithstanding any contrary provision contained in the governing law hereunder, the arbitrators shall have no authority to award punitive, consequential or exemplary damages or any other monetary damages not measured by the prevailing Party's actual damages. If the award includes damages, the award shall also include interest from the date of any damages incurred for breach or other violation of the relevant agreement until payment thereof in full, at a rate to be fixed by the arbitrators.

          (i) SUMMARY ADJUDICATION. In any arbitration proceeding subject to this Agreement, the arbitrators are expressly empowered to decide (by documents only, or with a non-evidentiary hearing, at the arbitrators' sole discretion) applications to dismiss as a matter of law or for summary adjudication.

          (j) STATUTES OF LIMITATION. All statutes of limitation and defenses based on the passage of time which would otherwise be applicable to the Dispute shall apply to any arbitration under the relevant agreement.

          (k) NO CONSOLIDATION. There shall be no consolidation or joinder of any Dispute subject to arbitration hereunder with any arbitration or legal proceeding involving third parties.

          (l) CONSENT TO JURISDICTION. Subject to the arbitration provisions herein, each of the Parties hereto irrevocably submits to the jurisdiction of a court of competent jurisdiction in and for the City, State and County of New York (including the United States District Court for the Southern District of New York), for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto further irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in a court of competent jurisdiction in and for the City, State and County of New York (including the United States District Court for the Southern District of New York), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, that the venue of the suit, action or other proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

          Section 11.01. NO AGENCY OR PARTNERSHIP. Nothing in this Agreement or the Schedules hereto shall be deemed to create any partnership or agency relationship between any of the Parties hereto, except that it is intended for United States federal income and all other relevant Tax purposes that DNV shall be treated as a partnership and the Parties agree that they shall so treat DNV and shall cause DNV to take all such steps as may be necessary to assure such treatment. No Party shall be entitled to act on behalf of and/or bind any one or more of the other Parties without prior written authorization establishing its authority to do so.

          Section 11.02. EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. The fee for filing under the HSR Act shall be borne one-half by V&S and one-half by JBBW.

          Section 11.03. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by telegram, or upon electronic transmission, if sent via facsimile (with confirmation of receipt without error), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.03):

          (a)

          (i)   if to V&S:

                SE-117 97 Stockholm, Sweden
                (visiting address:  Formansvagen 19)
                Attention:  Rolf Cassergren
                Telecopy No:  46-8-744-7474

          (ii)  if to ASCI:

                Annelie Mahlm
                c/o Dewey Ballantine LLP
                1301 Avenue of the Americas
                New York, New York  10019
                Attention:  Thomas W. Giegerich, Esq.
                Telecopy No: +1-212-259-6333

          (iii) with a copy to:

                Dewey Ballantine LLP
                1301 Avenue of the Americas
                New York, New York 10019
                Attention:  Thomas W. Giegerich, Esq.
                Telecopy No.:  +1-212-259-6333
                AND
                1 Undershaft
                London EC3A 8LP
                Attention: Douglas L. Getter, Esq.
                Telecopy No: +44-207-456-6001

          (b)

          (i)   if to JBBW:

                510 Lake Cook Road
                Deerfield, Illinois 60015
                Attention:  Chief Financial Officer
                Telecopy No:  (847) 948-0807

          (ii)  if to JBBCo.:

                510 Lake Cook Road
                Deerfield, Illinois 60015
                Attention:  Chief Financial Officer
                Telecopy No:  (847) 948-0807

          (iii) if to Fortune:

                Fortune Brands, Inc.
                300 Tower Parkway
                Lincolnshire, Illinois 60069
                Attention:  Mark A. Roche, Esq.
                Telecopy No:  (847) 484-4490

          (iv)  with a copy to:

                Chadbourne & Parke LLP
                30 Rockefeller Plaza
                New York, New York  10112
                Attention: Edward P. Smith, Esq.
                Telecopy No.:  (212) 541-5369

          Section 11.04. HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 11.05. SEVERABILITY. If any term or other provision of this Agreement or any other Basic Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement or any other Basic Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby or thereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement or such other Basic Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby and thereby are consummated as originally contemplated to the greatest extent possible.

          Section 11.06. ENTIRE AGREEMENT. This Agreement, together with the Exhibits and Schedules hereto, the other Basic Agreements and the standstill agreement between Fortune and V&S, constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

          Section 11.07. ASSIGNMENT. Except as expressly provided herein or therein, neither this Agreement nor any of the Basic Agreements may be assigned by any Party by operation of Law or otherwise without the express written consent of each of the other Parties (which consent may be granted or withheld in the sole discretion of each such other Party).

          Section 11.08. NO THIRD PARTY BENEFICIARIES. Except as expressly set forth herein, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          Section 11.09. NO BROKER'S FEES. Each Party agrees that no Person or entity is or will be entitled to a brokers' fee or finders' fee or any other similar commission directly or indirectly from such Party, except as previously disclosed in writing to the other Parties. Each of the Parties agrees to indemnify the other Parties against any and all liabilities that may arise due to the activities of such Party with respect to any Person acting as a broker or finder unless previously disclosed to the other Parties and specifically agreed to in writing by them.

          Section 11.10. AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the Parties.

          Section 11.11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles thereof.

          Section 11.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          Section 11.13. PRESS RELEASES; SECURITIES LAW COMPLIANCE. No Party hereto shall issue any press releases of any of the transactions contemplated by this Agreement or the other Basic Agreements except as may be mutually agreed to by the Parties, unless such disclosure is deemed necessary as a legal matter in order to comply with securities laws, stock exchange or other regulatory requirements in the opinion of the disclosing Party's legal counsel, after consultation with the other Party and its legal counsel.

                                    *   *   *

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the first date written above by their respective officers thereunto duly authorized.


                                      V&S VIN & SPRIT AB

                                      By:______________________________
                                         Name:  Peter Lagerblad
                                         Title: President and Chief
                                                Executive Officer

                                      THE ABSOLUT SPIRITS COMPANY, INCORPORATED

                                      By:______________________________
                                         Name:  Annelie Mahlm
                                         Title: President

                                      JIM BEAM BRANDS WORLDWIDE, INC.

                                      By:______________________________
                                         Name:  Jeffrey J. Buresh
                                         Title: Senior Vice President - Finance

                                      JIM BEAM BRANDS CO.

                                      By:______________________________
                                         Name:  Jeffrey J. Buresh
                                         Title: Senior Vice President - Finance

                                      FORTUNE BRANDS, INC.

                                      By:______________________________
                                         Name:  Thomas J. Flocco
                                         Title: Senior Vice President - Strategy
                                                and Corporate Development


                                       1